Contact:
Terry Badger
Director of Communications
210.254.6925
tbadger@usfunds.com


                                                           For Immediate Release

          U.S. Global Investors reports new investment advisory fee


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SAN  ANTONIO-August  10, 2006-U.S.  Global  Investors,  Inc.  (NASDAQ:  GROW), a
boutique investment advisory company, has earned an annual performance fee for its role in providing advisory services to a merchant banking company that invests in the natural resources sector.

The performance fee for U.S. Global Investors totaled more than $6 million for advisory services provided to Endeavour Mining Capital Corp.

Endeavour Mining Capital Corp. (TSX: EDV) today reported net income of $73.6 million, or $3.18 per share, for the 10 months ended June 30, 2006. The filing reflects that the company recently changed its fiscal year-end date from August 31 to June 30. In the previous 12-month period, ended August 31, 2005, Endeavour Mining Capital earned $26.6 million, or $1.15 per share.

U.S. Global Investors Inc. assumed its advisory position for Endeavour Mining Capital in March 2006. It shares that role with Endeavour Financial, an independent investment banking firm focused on the natural resources industry.

"Endeavour went through the commodities market correction in May and June with a cash position of more than 30 percent, like U.S. Global did with its gold funds," says Frank Holmes, chief executive of U.S. Global Investors and chairman of Endeavour Mining Capital Corp. "This was one of the largest short-term corrections for gold in the past 30 years. Having cash on hand gave Endeavour huge opportunities in its early-stage creation of new mining enterprises and also enabled U.S. Global funds to invest in those companies that meet our growth models and key metrics."

Holmes says the advisory approach for Endeavour Mining Capital follows the same quantitative risk metrics and models used by U.S. Global Investors' Gold Shares Fund (USERX) and World Precious Minerals Fund (UNWPX).

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August 10, 2006

About U.S. Global Investors, Inc. U.S. Global Investors, Inc. (www.us-global.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With an average of $5 billion in assets under management in the quarter ended June 30, U.S. Global Investors includes 13 no-load mutual funds that offer a variety of investment options, from emerging markets to money markets. In general, trends in assets are the critical drivers of revenue and earnings trends.

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